Exhibit 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS FOURTH QUARTER 2004 RESULTS

•	Sales increased 10.4%

•	Segment operating loss of $6.0 million versus a loss of $54.2 million last year

•	Includes non-cash trademark write-down of $3.9 million in 2004 and $49.6 million in 2003

•	Raw material costs increased $21.4 million versus last year; Pricing up $18.0 million

•	Loss per share of $0.36 versus a loss of $1.53 a year ago

FAIRLAWN, OHIO, January 26, 2005 - OMNOVA Solutions Inc. (NYSE: OMN) today reported a loss of $14.7 million, or $0.36 per diluted share, for the fourth quarter of 2004, compared to a loss of $61.3 million, or $1.53 per diluted share, during the fourth quarter of 2003. Included in the fourth quarter of 2004 was a non-cash impairment write-down of $3.9 million for a trademark resulting from the Company’s annual evaluation under SFAS 142, “Goodwill and Other Intangible Assets.” Excluding this write-down, the Company reported a loss of $0.27 per diluted share for the fourth quarter of 2004. Included in the fourth quarter of 2003 were non-cash charges of $49.6 million related to SFAS 142, “Goodwill and Other Intangible Assets”, $5.7 million for the

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OMNOVA Add 1

write-off of idle fixed assets, obsolete inventories and intangible assets, and a provision of $1.7 million associated with the restructuring and severance resulting primarily from the Company’s exit of its heat transfer product line. Excluding these items, the Company reported a net loss of $4.3 million, or $0.11 per diluted share, for the fourth quarter of 2003.

Sales increased 10.4%, or $18.2 million, to $194.0 million for the fourth quarter of 2004 as compared to $175.8 million during the same period a year ago. Contributing to the sales increase were pricing improvements of $18.0 million. Cost of goods sold for the fourth quarter of 2004 increased $22.6 million to $156.1 million versus the same quarter last year, driven primarily by $21.4 million of higher raw material costs. Gross profit declined to $37.9 million in the fourth quarter of 2004 as compared to $42.3 million in 2003 due to higher raw material and warranty costs. Selling, general and administrative costs increased $4.3 million to $37.5 million, or 19.3% of sales, in the fourth quarter of 2004 versus $33.2 million, or 18.9% of sales, in the fourth quarter of 2003 due to higher sales taxes, information technology and Sarbanes-Oxley 404 compliance related spending. Interest expense increased slightly to $5.2 million for the fourth quarter of 2004 as compared to $5.1 million for the same period a year ago, due to higher average borrowing rates. The Company’s total debt at the end of the fourth quarter of 2004 was $181.7 million, a decrease of $3.7 million from the third quarter of 2004, and $10.5 million lower than last year.

“Additional pricing actions, a strong focus on cash flow, and good top line growth were the highlights of the quarter, but they were not enough to offset record raw material costs,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “Our operating profit was impacted by oil prices at $55 per barrel during the quarter. However, we made significant progress in the fourth quarter in implementing price increases, with more on the way in early 2005. In addition to pricing initiatives, we are taking actions to help offset future raw material risk including leveraging new volume opportunities created by innovative new products and improving markets, restructuring our cost base, and using LEAN SixSigma programs to eliminate waste and improve customer satisfaction. As a result of our strong focus on cash flow actions, average debt declined almost $9 million to $201 million.”

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Performance Chemicals - Net sales during the fourth quarter of 2004 increased 20.4% to $100.9 million versus $83.8 million in the fourth quarter of 2003, led by higher average unit selling price. Segment operating profit was $4.0 million in the fourth quarter of 2004 as compared to $2.5 million in the fourth quarter of 2003. Excluding restructuring and severance charges of $0.2 million and a $2.7 million intangible asset write-off, segment operating profit in the fourth quarter of 2003 was $5.4 million. As compared to last year, raw material costs were up $19.7 million during the quarter as a result of higher styrene, butadiene and acrylic costs driven by high oil and natural gas based feedstock costs, especially benzene, ethylene and propylene. Increased pricing to customers totaled $16.9 million versus the same period a year ago. During the Company’s first quarter of 2005, raw material prices are expected to escalate in butadiene and acrylic monomers, while styrene is expected to moderate. In response to the continuing raw material inflation, Performance Chemicals achieved price increases totaling almost $30 million in fiscal 2004 and has announced additional price increases across all product lines in early 2005.

During the quarter, the Company’s RohmNova paper chemicals joint venture captured business with its new High Performance GenCryl® Platinum Pt™ coating products and continues trialing activity at several potential accounts. The North American coated paper market continues to improve, driven by higher print ad spending and lower imports due to a weaker U.S. currency. The carpet product line is developing new opportunities in carpet latex and expects increased trialing activity in the first quarter of 2005. Sales in nonwovens, tire cord, and adhesive/tape applications generated double digit sales gains for the year.

Decorative Products - Net sales were $61.1 million during the fourth quarter of 2004, a decrease of $1.9 million, or 3.0%, versus 2003. Last year’s sales included $0.3 million related to the heat transfer product line that the Company exited in late 2003, while favorable foreign exchange conversion benefited fourth quarter 2004 sales by $1.1 million. During the fourth quarter of 2004, coated fabrics sales increased versus last year with higher volume due to new product introductions and increased customer penetration in the marine and automotive aftermarket areas. Wallcovering sales declined due to continued weakness in the commercial office market, partially offset by a recovery in the hospitality market. Decorative laminates sales, excluding the exited heat transfer business, declined modestly versus last year.

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Decorative Products’ operating loss totaled $8.9 million for the fourth quarter of 2004, versus a loss of $58.2 million in the same period a year ago. Included in the fourth quarter of 2004 results are non-cash charges totaling $3.9 million for the write-off of a trademark, restructuring and severance provision of $0.1 million, and higher costs related to quality claims and labor contract negotiations, and higher raw material costs of $1.1 million as compared to last year. Included in the fourth quarter of 2003 results were LIFO income of $2.0 million and charges totaling $54.0 million, comprised of a restructuring and severance provision of $1.4 million, a provision of $49.6 million for the write-off of goodwill and trademarks and $3.0 million for the write-off of idle fixed assets, obsolete inventory and intangible assets.

For the full year, sales increased modestly after four consecutive years of decline, and revenues for the Company’s unconsolidated Asian joint ventures improved 27.8% versus last year as the operations gained market share while serving an increasingly global customer base. In the middle of the first fiscal quarter of 2005, employees represented by United Steelworkers of America Local 22R at OMNOVA’s Jeannette, Pennsylvania facility voted to ratify a new contract with the Company. This ended a lockout at the facility that had been in place since December 4, 2004. During the lockout, OMNOVA continued to operate the plant and fully serve customers.

Building Products – Net sales of the Company’s single-ply commercial roofing membrane products were $32.0 million during the fourth quarter of 2004, an increase of 10.3% compared to $29.0 million in the fourth quarter of 2003, led by strong sales of EPDM membrane and accessories. Refurbishment sales continued to be strong as many building owners increased their spending on maintenance requirements and the single-ply roofing market took market share from asphalt-based systems. The segment generated an operating loss of $1.1 million for the fourth quarter of 2004, which was a decrease of $2.6 million versus last year. Higher sales volumes were offset by increased warranty and higher raw material costs. Price increases of approximately 5% were implemented in the single-ply membrane market, effective October 2004, with additional increases announced for January, March and April 2005 to offset the rising costs of raw materials, including EPDM membrane, resins, plasticizer, textile fabrics and steel-based accessories.

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Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Thursday, January 27, 2005, at 11:00 a.m. EST. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EST, February 3, 2005. A telephone replay will also be available beginning at 2:30 p.m. EST on January 27, 2005, and ending at 11:59 p.m. EST on February 3, 2005. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 765498.

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Non-GAAP and Other Financial Measures – This earnings release includes a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Specifically, the net (loss) and net (loss) per diluted share excluding restructuring and severance costs, deferred financing costs write-off, goodwill and indefinite lived trademark impairments and other write-offs (excluded items) is a non-GAAP financial measure. Management believes that presenting this information provides a more accurate basis for investors to compare the financial results year over year. Set forth below is a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

	Three Months Ended November 30,		Year Ended November 30,
Dollars in millions, except per share data	2004	2003	2004	2003
Net loss	$(14.7)	$(61.3)	$(24.4)	$(83.8)
Excluded items (net of tax):
Restructuring and severance	—	(1.7)	(.4)	(9.0)
Deferred financing costs write-off	—	—	—	(3.1)
Goodwill and indefinite lived trademark impairments	(3.9)	(49.6)	(3.9)	(49.6)
Idle fixed assets, obsolete inventory and intangible asset write-offs	—	(5.7)	—	(5.7)

Net loss before excluded items (net of tax)	$(10.8)	$(4.3)	$(20.1)	$(16.4)

Net loss per diluted share	$(.36)	$(1.53)	$(.61)	$(2.10)
Net loss per diluted share for excluded items (net of tax)	(.09)	(1.42)	(.11)	(1.69)

Net loss per diluted share before excluded items (net of tax)	$(.27)	$(.11)	$(.50)	$(.41)

Number of diluted shares outstanding	40.4M	40.0M	40.2M	39.9M

Effective tax rate	2.6%	.9%	1.3%	.7%

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is essential to providing the investor with an understanding of the Company’s business and operating performance. The following is a reconciliation of segment sales to consolidated sales and segment operating (loss) profit to consolidated (loss) before taxes.

	Three Months Ended November 30,		Year Ended November 30,
Dollars in millions	2004	2003	2004	2003
Performance Chemicals	$100.9	$83.8	$372.9	$327.0
Decorative Products	61.1	63.0	257.8	257.6
Building Products	32.0	29.0	115.0	98.0

Total Sales	$194.0	$175.8	$745.7	$682.6

Performance Chemicals (PC)
Operating profit	$4.0	$5.4	$13.5	$14.5
Restructuring and severance	—	(.2)	—	(.6)
Intangible asset write-off	—	(2.7)	—	(2.7)

PC segment operating profit	$4.0	$2.5	$13.5	$11.2
Decorative Products (DP)
Operating (loss)	$(4.9)	$(4.2)	$(2.4)	$(9.3)
Restructuring and severance	(.1)	(1.4)	(.5)	(8.1)
Goodwill and indefinite lived trademark impairments	(3.9)	(49.6)	(3.9)	(49.6)
Idle fixed assets, obsolete inventory and intangible asset write-offs	—	(3.0)	—	(3.0)

DP segment operating (loss)	$(8.9)	$(58.2)	$(6.8)	$(70.0)
Building Products (BP)
Operating (loss) profit	$(1.1)	$1.5	$1.0	$3.1
Restructuring and severance	—	—	—	(.1)

BP segment operating (loss) profit	$(1.1)	$1.5	$1.0	$3.0

Total Segment Operating (Loss) Profit	$(6.0)	$(54.2)	$7.7	$(55.8)
Interest expense	(5.2)	(5.1)	(20.7)	(15.3)
Corporate expense	(4.0)	(2.5)	(11.8)	(10.0)
Restructuring and severance	.1	(.1)	.1	(.2)
Deferred financing costs write-off	—	—	—	(3.1)

Loss Before Taxes	$(15.1)	$(61.9)	$(24.7)	$(84.4)

Capital expenditures	$4.7	$2.5	$11.8	$8.8

OMNOVA Add 6

This earnings release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “likely,” “will,” “would,” “could,” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition and significant accounting policies and management judgments, and include statements based on current expectations, estimates, forecasts and projections about the economies and markets in which the Company operates and management’s beliefs and assumptions about these economies and markets. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks and changes in prevailing governmental policies and regulatory actions. Some important factors that could cause the Company’s actual results or outcomes to differ from those expressed in its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ end-use markets; raw material prices and availability for petrochemicals and chemical feedstocks including styrene, butadiene, and polyvinyl chloride; prolonged work stoppage resulting from labor disputes with unionized workforce; acts of war or terrorism; competitive pressure on pricing; ability to develop successful new products; customer and/or competitor consolidation; customer ability to compete against increased foreign competition; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; ability to successfully implement productivity enhancement and cost reduction initiatives; governmental and regulatory policies; rapid increases in health care costs; risks associated with foreign operations including fluctuations in exchange rates of foreign currencies; the Company’s strategic alliance and acquisition activities; lower investment performance of pension plan assets; compliance with extensive environmental, health and safety laws and regulations; and substantial debt and leverage and the ability to service that debt. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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OMNOVA Solutions Inc. is a technology-based company with 2004 sales of $746 million and 2,000 employees worldwide. OMNOVA is an innovator of emulsion polymers and specialty chemicals, decorative and functional surfaces, and single-ply roofing systems for a variety of commercial, industrial and residential end uses.

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Web Site: http://www.omnova.com

OMNOVA SOLUTIONS INC.

Condensed Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

	Three Months Ended November 30,		Year Ended November 30,
	2004	2003	2004	2003
	(Unaudited)
Net Sales	$194.0	$175.8	$745.7	$682.6

Costs and Expenses
Cost of goods sold	156.1	133.5	577.5	516.8
Selling, general and administrative	37.5	33.2	142.1	136.1
Goodwill and indefinite lived trademark impairments	3.9	49.6	3.9	49.6
Depreciation and amortization	5.6	13.4	22.8	33.7
Interest expense	5.2	5.1	20.7	15.3
Other expense, net	.8	1.2	3.0	3.4
Restructuring and severance	—	1.7	.4	9.0
Deferred financing costs write-off	—	—	—	3.1

	209.1	237.7	770.4	767.0

Loss Before Income Taxes	(15.1)	(61.9)	(24.7)	(84.4)
Income tax (benefit)	(.4)	(.6)	(.3)	(.6)

Net Loss	$(14.7)	$(61.3)	$(24.4)	$(83.8)

Basic and Diluted Loss Per Share
Net Loss Per Share	$(.36)	$(1.53)	$(.61)	$(2.10)

OMNOVA SOLUTIONS INC.

Condensed Consolidated Balance Sheets

	November 30, 2004	November 30, 2003
	(Dollars in millions, except per share amounts)
Assets:
Current Assets
Cash and cash equivalents	$15.0	$14.1
Accounts receivable, net	104.6	97.4
Inventories	49.6	45.1
Deferred income taxes	3.7	4.2
Prepaid expenses and other	2.6	3.8

Total Current Assets	175.5	164.6

Property, plant and equipment, net	166.8	174.3
Trademarks and other intangible assets, net	9.9	15.4
Prepaid pension	57.3	57.3
Other assets	23.0	27.3

Total Assets	$432.5	$438.9

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$.2	$—
Accounts payable	96.5	72.1
Accrued payroll and personal property taxes	14.0	12.8
Accrued interest	9.5	9.7
Other current liabilities	15.3	20.4

Total Current Liabilities	135.5	115.0

Long-term debt	181.5	192.2
Postretirement benefits other than pensions	48.1	48.8
Deferred income taxes	3.7	4.2
Other liabilities	12.9	11.0

Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 42.4 million and 41.9 million shares issued in November 2004 and 2003, respectively; 40.7 million and 40.0 million shares outstanding in November 2004 and 2003, respectively	4.2	4.2
Additional contributed capital	310.9	309.3
Retained deficit	(256.2)	(231.8)
Treasury stock at cost; 1.7 million shares and 1.9 million shares in November 2004 and 2003, respectively	(11.4)	(12.7)
Accumulated other comprehensive income (loss)	3.3	(1.3)

Total Shareholders’ Equity	50.8	67.7

Total Liabilities and Shareholders’ Equity	$432.5	$438.9